EXHIBIT 10.49

CONFORMED COPY

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 4, 2003 (the “Effective Date”), by and between ENVOY CORPORATION, a Delaware corporation (the “Company”), and Tony G. Holcombe (“Executive”).

     WHEREAS, the Company desires to employ Executive on a full-time basis on the terms described herein and Executive desires to be so employed by the Company;

     WHEREAS, Executive owns 11,441 shares (2,464 of which he is contractually obligated to purchase on or before February 28, 2004) and 7,943 shares, respectively, (collectively, the “Preferred Shares”) of Series A Junior Convertible Preferred Stock, par value $.01 per share, and Series B Senior Convertible Preferred Stock, par value $.01 per share, (together, the “Valutec Stock”) of Valutec Card Solutions, Inc., a Delaware corporation (“Valutec”); and

     WHEREAS, WebMD Corporation, a Delaware corporation (“WebMD”), and Executive desire to enter into certain arrangements with respect to the Preferred Shares, as set forth on Annex A hereto;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein (including, without limitation, the Company’s employment of Executive and the advantages and benefits thereby inuring to Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

     1.     Effectiveness of Agreement and Employment of Executive.

     1.1 Effectiveness of Agreement. The first day of Executive’s employment with the Company shall be December 15, 2003 (the “Employment Commencement Date”)

     1.2 Employment by the Company. The Company hereby employs Executive as President of the Company as of the Employment Commencement Date and Executive hereby accepts such employment with the Company. Executive shall report to the Chief Executive Officer, the President or Chief Operating Officer of WebMD Corporation (“WebMD”) and perform such duties and services for the Company and its subsidiaries and affiliates (such subsidiaries and affiliates collectively, “Affiliates”), as may be designated from time to time, by such person and as are consistent with his role as President of the Company. Executive shall use his best and most diligent efforts to promote the interests of the Company and the Affiliates, and shall devote all of his business time and attention to his employment under this Agreement; provided, however, that Executive shall be permitted to manage his personal, financial and legal affairs and shall be permitted to continue to serve as a member of the boards of directors of TALX Corporation and TSI Telecommunications Services Inc. so long as such activities require insubstantial portions of his working time, and would not singularly or in the aggregate interfere or be inconsistent or conflict with his duties and obligations under this Agreement (including under Section 6); provided, further, that for a period ending on the earlier of (x) January 15, 2005 and (y) the date on which a sale or other disposition of Valutec to a third party occurs, Executive shall be entitled to spend up to 10% of his business time providing advisory services to Valutec, in connection with the sale or disposition of Valutec, so long as such services do not, singularly or in the aggregate, interfere with Executive’s performance of his duties and responsibilities under this Agreement. It is understood and agreed that any advisory services provided by Executive to Valutec pursuant to the preceding sentence are being provided solely at the direction, and on behalf of, Valutec, and that such services are not being provided by Executive, directly or indirectly or in whole or in part, in his capacity as an officer, employee or representative of the Company or any of its Affiliates.

     2.    Compensation and Benefits.

     2.1 Salary. The Company shall pay Executive for services during the Employment Period a base salary at the annual rate of $450,000. Any and all increases to Executive’s base salary (as it may be increased, “Base Salary”) shall be determined by the Compensation Committee of the Board of Directors of WebMD (the “Compensation Committee”) in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

     2.2 Bonuses. For each fiscal year of the Company during the Employment Period commencing with the fiscal year ending December 31, 2004, Executive shall be eligible to receive an annual bonus, the target of which is 50% of Base Salary, in the sole discretion of the Compensation Committee. Such bonus, if any, shall be payable at such time as executive officer bonuses are paid generally so long as Executive remains in the employ of the Company on the payment date.

     2.3 Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated senior executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs or vacation leave of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.

     2.4 Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly and reasonably incurred by him on behalf of the Company or its Affiliates in the performance of his duties hereunder. The Company shall pay the reasonable expenses of Executive’s counsel incurred in connection with the negotiation of this Agreement, but in no event shall such payment exceed $10,000.

     2.5 Valutec Preferred Shares. Annex A hereto sets forth certain rights and obligations of WebMD and Executive with regard to the Preferred Shares, and is incorporated herein by reference.

     3.     Employment Period. Executive’s employment under this Agreement shall commence as of the Employment Commencement Date, and shall terminate on the fifth anniversary thereof, unless terminated earlier pursuant to Section 5 (the “Initial Employment Period”). Unless written notice of either party’s desire to terminate this Agreement has been given to the other party prior to the expiration of the Initial Employment Period (or any one-month renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-month periods (as it may be so extended, the “Employment Period”).

     4.     Options. Subject to the approval of the Compensation Committee, on the Employment Commencement Date, Executive shall be granted a nonqualified option to purchase 400,000 shares of WebMD common stock under WebMD’s 2000 Long Term Incentive Plan (the “Option”). The per share exercise price shall be the closing price of WebMD’s common stock on the Employment Commencement Date and the Option shall vest, subject to Executive’s continued employment on the applicable vesting dates (except as set forth in Section 5), in four equal annual installments of 25% commencing on the first anniversary of the Employment Commencement Date. The Option will have a term of ten years, subject to earlier expiration in the event of the termination of Executive’s employment. Subject to the terms of this Agreement, the Option shall be evidenced by the Company’s standard form of option agreement.

     5.     Termination.

     5.1 Termination by the Company for Cause.

(a) Executive’s employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid compensation to the effective date of such termination.

(b) For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i) Executive’s willful failure to perform his duties following written notice from the Board of Directors of WebMD or its designee detailing the specific acts and a thirty (30) day period of time to remedy such failure. For this purpose, no act, or failure to act, on Executive’s part shall be deemed “willful” if it was done (or omitted to be done) by Executive in good faith with reasonable belief that Executive’s action or omission was in the best interest of the Company; and failure to attain financial or other business objectives shall not by itself be deemed a failure to perform duties.

(ii) Executive engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence that is materially and demonstrably injurious to the Company or any of its Affiliates;

(iii) Executive’s material breach of a policy of the Company or any of its Affiliates, which breach is not remedied (if susceptible to remedy) following written notice by the Board of Directors of the Company or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach;

(iv) Any material breach by Executive of this Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Board of Directors of WebMD or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach; or

(v) Executive’s conviction of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude.

     5.2 Permanent Disability; Death. If during the term of this Agreement, Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of ninety (90) consecutive days or more than one hundred twenty (120) days in any consecutive twelve (12) month period (“Permanent Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive. In the event the Company terminates Executive’s employment as a result of his Permanent Disability or death, Executive or Executive’s estate shall be entitled to the benefits that he would have been entitled to receive if Executive’s employment had been terminated by the Company without Cause pursuant to Section 5.4 (subject to the provisos and conditions set forth therein); provided, however, that the Company shall have no other obligation to Executive or Executive’s estate pursuant to this Agreement in the event that Executive’s employment with the Company is terminated by the Company pursuant to this Section 5.2.

     5.3 Resignation by Executive. Executive may voluntarily resign from his employment with the Company, provided that Executive shall provide the Company with thirty (30) days advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to terminate. Upon such a termination, the Company shall have no obligation other than the payment of Executive’s earned but unpaid compensation to the effective date of such termination.

     5.4 Termination by the Company Without Cause. Executive’s employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates Executive’s employment without Cause (including upon notice of the Company pursuant to Section 3 of its desire to terminate this Agreement), the Company shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement):

(a) The continuation of his Base Salary, as severance, for a period commencing on the date of termination and ending one year from the date of termination (the “Severance Period”);

(b) Executive shall be eligible to continue to participate during the Severance Period on the same terms and conditions that would have applied had he remained in the employ of the Company during the Severance Period, in all health, medical, dental, life and disability plans provided to Executive at the time of such termination and which are provided by the Company to its employees generally following the date of termination (“Welfare Plans”), provided that the Company may require Executive to elect COBRA and, in such case, the Company shall pay that portion of the COBRA premium that the Company pays for active employees with the same coverage for the period that Executive is eligible for COBRA; and

(c) The Option shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof, as if Executive remained in the employ of the Company through the next vesting date applicable to the Option;

provided, however, that the continuation of such salary and benefits and the continued vesting and exercisability of the Option shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 5.1 of this Agreement (including any material breach of the covenants contained in Section 6 below), provided further, however, that Executive’s eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer. If Executive is precluded from participating in any Welfare Plan by its terms or applicable law, the Company shall provide Executive with benefits that are reasonably equivalent in the aggregate to those which Executive would have received under such plan had he been eligible to participate therein, provided that the Company’s cost or expense therefor shall in no event exceed what the Company would have been required to incur if Executive participated in the Company’s plan.

     5.5 Termination by Executive For Good Reason. Executive’s employment with the Company may be terminated by Executive for Good Reason on 30 days written notice to the Company, which notice shall detail the specific basis for such termination. The Company shall be given the opportunity to cure the basis for such termination within such 30 days period. For the purpose of this Section 5.5 of this Agreement, the term “Good Reason” means any of the following: (i) a material breach by the Company of its obligations to Executive under this Agreement, (ii) any reduction in Executive’s Base Salary or (iii) if Executive is required by the Company to relocate his place of work to a location that is more than 50 miles from the Company’s current headquarters. If Executive terminates his employment under this Section, Executive shall be entitled to receive the same benefits as if his employment had been terminated by the Company without Cause under Section 5.4 (subject to the provisos and conditions set forth therein).

     5.6 Liquidated Damages. Executive acknowledges that any payments and benefits under Section 5 resulting from a termination of Executive’s employment with the Company are in lieu of any and all claims that Executive may have against the Company (other than benefits under the Company’s employee benefit plans that by their terms survive termination of employment and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty). The Company may require that the Executive execute and not revoke a release of claims in a form provided by the Company as a condition to Executive’s the receipt of such payments.

     6.     Restrictive Covenants.

     6.1 Confidentiality. Executive understands and acknowledges that in the course of his employment and as a result of signing this Agreement, he will be granted access to and will learn information that is proprietary to, or confidential to the Company and its Affiliates that concerns the operation and methodology of the Company and its Affiliates and that provides the Company with a competitive advantage, including, without limitation, business strategy and plans, financial information, protocols, proposals, manuals, clinical procedures and guidelines, technical data, computer source codes, programs, software, knowhow and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), and customer and employee information (collectively, “Proprietary Information”). Proprietary Information shall include all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Executive agrees that, at all times (including following termination of this Agreement), he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which Executive can demonstrate by written record (a) was already available to the public at the time of disclosure, or subsequently become available to the public, otherwise than by breach of this Agreement, or (b) was the subject of a court order for Executive to disclose, provided that Executive give the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure. Upon any termination of this Agreement, Executive shall immediately return to the Company all copies of any Proprietary Information in his possession.

     6.2 Restrictions on Solicitation. In order to protect the Company’s Proprietary Information, during the period beginning on the Effective Date and ending on the second anniversary of the date of cessation of the employment of Executive for any reason whatsoever (the “Restricted Period”), Executive shall not, directly or indirectly, without the prior written approval of the Company:

(a) solicit, induce, hire, engage, or attempt to hire or engage any employee or independent contractor of the Company or its Affiliates, or in any other way interfere with the Company’s or an Affiliate’s employment or contractual relations with any of its employees or independent contractors, nor will Executive solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company or an Affiliate at any time during the one year period immediately prior to the termination of Executive’s employment with the Company;

(b) call upon or solicit, on behalf of a Competitive Business (as hereinafter defined), any existing or prospective (with whom Executive has had contact during the last twelve (12) months of his employment) client, or customer of the Company, nor will Executive attempt to divert or take away from the Company the business of any such client or customer.

         6.3 Restrictions on Competitive Employment.

(a) During the Restricted Period, Executive shall not (as principal, agent, employee, consultant or otherwise), anywhere in the United States, directly or indirectly, without the prior written approval of the Company, engage in, or perform duties for, a Competitive Business. Notwithstanding the foregoing, Executive may have an interest consisting of publicly traded securities constituting less than two (2%) percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company.

(b) For purposes of the covenant not to compete set forth in paragraph (a) above, Executive acknowledges that the Company and its Affiliates presently conduct their businesses throughout the United States. Executive agrees that the Restricted Period and the geographical areas encompassed by such covenant are necessary and reasonable in order to protect the Company and its Affiliates in the conduct of their businesses. The parties intend that the foregoing covenant of Executive shall be construed as a series of separate covenants, one for each geographic area specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth in paragraph (a) above. To the extent that the foregoing covenant or any provision of this Section 6.3 shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.

     6.4 Extension of Restricted Period. The Restricted Period shall be extended by the length of any period during which Executive is in breach of the terms of this Section 6.

     6.5 Assignment of Developments. Executive acknowledges that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company that Executive, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during his employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and he hereby assigns to the Company all of his rights, titles, and interest in and to all such Developments, if any. Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof)

made or compiled by Executive or made available to him concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and will be delivered to the Company immediately upon the termination of his employment with the Company.

     6.6 Competitive Business. Executive acknowledges that a “Competitive Business” shall mean any of the following: (i) any enterprise engaged in establishing electronic linkages between individual healthcare providers, patients, payors (including, without limitation, insurance companies, HMO’s, pharmacy benefits management companies, and/or self-insured employer groups), pharmacies, laboratories and/or other participants in the healthcare industry for the purpose of facilitating or conducting financial, administrative and/or clinical communication and/or transactions; (ii) any enterprise engaged in developing, selling or providing a consumer or physician Internet healthcare portal; (iii) any enterprise engaged in developing, marketing or providing healthcare information and/or management systems (including, without limitation, electronic medical and/or dental records software; physician practice management, dental practice management and/or other healthcare practice management software systems; and other financial, administrative and/or clinical systems for use in the healthcare industry) and/or services related thereto (including, without limitation, software support and maintenance services, hardware support and maintenance services, and training services); and (iv) any enterprise engaged in any other type of business in which the Company or one of its affiliates is also engaged, or plans to be engaged, so long as Executive is involved in such business or planned business on behalf of the Company or one of its affiliates.

     6.7 Investors, Other Third-Parties, and Goodwill. Executive acknowledges that all third-parties that Executive services or proposes to service while employed by the Company are doing business with the Company and not with Executive personally, and that, in the course of dealing with such third-parties, the Company establishes goodwill with respect to each such third-party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). Executive also acknowledges that, by virtue of his employment with the Company, he has gained or will gain knowledge of the business needs of, and other information concerning, third-parties, and that Executive will inevitably have to draw on such information were Executive to solicit or service any of the third-parties on his own behalf or on behalf of a Competitive Business.

     6.8 Nondisparagement. Executive agrees that at no time during his employment by the Company and for a period of four years thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of the Company or any of its Affiliates or all of their respective directors, officers or employees; provided that Executive shall not be required to make any untruthful statement or to violate any law.

     6.9 Remedies. Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. Executive further acknowledges and agrees that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Executive’s ability to earn a livelihood or create or impose upon Executive any undue hardship. Executive also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

     7.     Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

(a) if to the Company and/or WebMD:

c/o WebMD Corporation
River Drive Center 2
669 River Drive
Elmwood Park, New Jersey 07407-1361
Attention: General Counsel

(b) if to Executive, at the address specified in the personnel files of the Company with a copy to:

Schiff Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606
Attention: Frederick L. Hartmann

Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

     8.     Miscellaneous.

     8.1 Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:

(a) No agreements or obligations exist to which Executive is a party or otherwise bound, in writing or otherwise, that in any material respect interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement. Executive has previously provided the Company copies of his agreements with his former employers that contain obligations that survive termination of employment and Executive agrees to abide by such agreements.

(b) Executive, during his employment, shall use his best efforts to disclose to the Chief Executive Officer and the General Counsel of WebMD in writing or by other effective method any bona fide information known by him and not known to the Chief Executive Officer and the General Counsel of WebMD that he reasonably believes would have any material negative impact on the Company or any of its Affiliates.

     8.2 Entire Agreement. This Agreement, Annex A hereto and the agreement evidencing the Option contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.

     8.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

     8.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company or WebMD by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s or WebMD’s business and properties. The Company and WebMD may assign their rights and obligations under this Agreement to any of their Affiliates without the consent of Executive. Executive’s rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in Section 5.2 shall pass upon Executive’s death to Executive’s executor or administrator.

     8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     8.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New Jersey applicable to contracts executed and to be wholly performed within such State.

     8.7 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

     8.8 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

     8.9 Taxes. All payments made hereunder (including, without limitation, under Annex A) shall be subject to any and all applicable federal, state or local tax withholdings.

     8.10 Term. Notwithstanding the term of the Employment Period as determined pursuant to Section 3 hereof, each obligation of the Company and Executive, as the case may be, that is intended to survive termination of employment, including, without limitation, pursuant to Sections 5 and 6 hereof, shall survive the termination of the Employment Period until such obligation is fulfilled in its entirety pursuant to the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENVOY CORPORATION

By: /s/ Charles A. Mele

Name: Charles A. Mele
Title: Executive Vice President

EXECUTIVE

/s/ Tony G. Holcombe

Tony G. Holcombe

Accepted and Agreed:

WEBMD CORPORATION

By: /s/ Roger C. Holstein

Name: Roger C. Holstein
Title: Chief Executive Officer

Annex A

VALUTEC STOCK PUT RIGHT

     Set forth below is the understanding and agreement of WebMD and Executive with regard to the Preferred Shares:

     1.     Put Right.

(a) During Executive’s employment with the Company under the Agreement (excluding any period on or following the date on which notice of termination of Executive’s employment has been given by the Company or Executive), but not later than the earlier of (i) January 15, 2005 and (ii) the Sale Date (as defined below) (the “Put Period”), Executive shall have the right (the “Put Right”) to put all (but not less than all) of the Available Shares (as defined below) owned by Executive to WebMD for an aggregate purchase price (the “Purchase Price”) equal to (x) $20.30 multiplied by (y) the number of Available Shares subject to the Put Right. For purposes of this Annex A, (i) “Sale Date” means the date on which a Sale occurs; (ii) a “Sale” means a sale by Valutec’s shareholders of a majority of the shares of voting Valutec stock outstanding as of the date hereof; and (iii) “Available Shares” means the number of Preferred Shares owned by Executive as of the date the Put Right is exercised and which are no longer subject to any right of repurchase on the part of Valutec or AMP or any right of first refusal on the part of Valutec or any shareholder of Valutec.

(b) Executive may exercise the Put Right by giving written notice thereof to WebMD prior to the expiration of the Put Period. The closing of any exercise of the Put Right pursuant to this Section 1(b) (the “Closing”) shall take place at the offices of WebMD, or such other place as may be mutually agreed, not less than 30 days after the date such Put Right is exercised. As a condition precedent to the closing, AMP Associates LLC (“AMP”) shall have provided its consent (the “AMP Consent”) in writing, as provided in Section 2.01(a)(i) of the Stockholders Agreement, dated as of September 26, 2002, to which Valutec, AMP, Executive and other stockholders of Valutec are parties (the “Stockholders Agreement”), so that the transfer of the Available Shares pursuant to the Put Right will be treated as an Excluded Transfer (as that term is defined in Section 3.01 of the Stockholders Agreement). In the event that the consent of AMP described in the preceding sentence is not obtained prior to the time the Put Right is exercised, the provisions of this Annex A shall be null and void, and WebMD shall have no liability or obligation with regard to any of the Preferred Shares owned or previously owned by Executive. The Put Right may only be exercised by, and for the account of, Executive (or his estate). The exact date and time of the Closing shall be specified by WebMD. At such Closing:

(i) Executive shall (A) deliver certificates for the Available Shares being sold to WebMD duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to WebMD duly executed, by Executive and free and clear of any Encumbrances (as defined below), (B) deliver as a condition to the Closing a certificate indicating that the representations and warranties set forth in Section 2 are true and correct as of the date of such closing and (C) assign to WebMD in writing his rights under the Registration Rights Agreement, dated as of September 26, 2002, to which Valutec, AMP, Executive and certain other persons are parties (the “Registration Rights Agreement”). For purposes of this Annex A, “Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.

(ii) WebMD shall (A) pay the Purchase Price for the Available Shares in cash, (B) agree in writing to be bound by, and to comply with, all provisions of the Stockholders Agreement to the same extent and in the same manner as Executive, and (C) expressly agree to become bound by the Registration Rights Agreement as an investor pursuant to a written instrument in form and substance reasonably satisfactory to Valutec and WebMD, and give notice of such transfer to Valutec, as provided in Section 6(d) of the Registration Rights Agreement.

(iii) As a condition to the Closing, WebMD shall represent and warrant to Executive as of such Closing, and acknowledge that Executive is relying on such representations and warranties: (A) WebMD is acquiring the Available Shares and will acquire any securities of Valutec issued upon conversion of any of the Available Shares (the “Conversion Shares”) for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; and (B) WebMD is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(iv) WebMD shall acknowledge as of such Closing that: (A) none of the Available Shares has been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of their issuance and transfer and transactions exempt from registration requirements of the Securities Act, (B) the Available Shares and the Conversion Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (C) the Available Shares and the Conversion Shares will bear a legend to such effect and (D) Valutec will make a notation in its transfer books to such effect.

(c) In the event that, during the Put Period, Executive’s Preferred Shares are sold to any person or entity at a price per Preferred Share that exceeds $20.30 (such excess over $20.30 per Preferred Shared, the “Excess Price”), Executive shall pay to WebMD, not later than ten (10) days after the date on which such sale occurs, an amount in cash equal to ten (10%) percent of the amount equal to (x) the number of Preferred Shares sold in such sale multiplied by (y) the Excess Price.

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     2.     Representations and Warranties. In order to induce WebMD to agree to the terms and conditions of this Annex A, Executive represents and warrants to WebMD as of the date hereof and as of the date on which the Closing occurs, and acknowledges that WebMD is relying upon such representations and warranties:

(a) The Agreement (including this Annex A) has been duly executed and delivered by Executive and constitutes a legal, valid and binding agreement of Executive, enforceable against Executive in accordance with its terms.

(b) The Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(c) Executive owns the Preferred Shares free and clear of all Encumbrances.

(d) There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the Preferred Shares, except for the Stockholders Agreement.

(e) There are no restrictions or other agreements that would prevent the fulfillment or enforcement of any provision of the Agreement (including this Annex A), and the execution, delivery and performance of the Agreement (including this Annex A) and the transactions contemplated hereby will not result in any liability to WebMD other than such obligations as are assumed by it under the Stockholders Agreement and the Registration Rights Agreement.

(f) No consent, approval or authorization of any other person or entity is required to be made or obtained by Executive in connection with the execution, delivery and performance of the Agreement (including this Annex A) and, except as expressly stated herein, the consummation of the transactions contemplated hereby. Provided that the AMP Consent is obtained, the transfer of the Available Shares to WebMD shall be an Excluded Transfer.

(g) WebMD shall have the ability to resell the Available Shares subject to applicable securities laws and the provisions of the Stockholders Agreement and the Registration Rights Agreement.

(h) Set forth as Exhibit A are true and correct copies of Valutec’s By-Laws, Certificate of Incorporation, the Stockholders Agreement, the Registration Rights Agreement and any other agreements concerning the Shares.

Executive shall indemnify and hold harmless WebMD, the Company and their Affiliates against any liabilities, losses or expenses incurred by any of them as a result of a breach of any of the foregoing representations and warranties.

     3.     Binding Effect; Assignment. The rights and obligations of this Annex A shall bind and inure to the benefit of any successor of WebMD by reorganization, merger or consolidation, or any assignee of all or substantially all of the WebMD’s business and

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properties. WebMD may assign its rights and obligations under this Annex A to any of its Affiliates without the consent of Executive, but with written notice to Executive. Executive’s rights or obligations under this Annex A (including, without limitation, the Put Right) may not be assigned or otherwise transferred by Executive.

     4.     Defined Terms. Any defined terms used herein but not defined herein shall have the meanings assigned in the Agreement.

     5.     Consultation. During the Put Period, Executive shall consult with WebMD in good faith before providing any consent or taking any other action in his capacity as stockholder with respect to the Preferred Shares.

     6.     No Responsibility for Claims. Executive shall not hold or seek to hold WebMD, the Company or any of their Affiliates liable for any claims, liabilities or losses incurred by Executive as a result of this Annex A or the consummation of any transaction contemplated hereby.

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